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                                                                EXHIBIT 10.5

                         INGRAM MICRO START-UP AGREEMENT

THIS INGRAM MICRO START-UP AGREEMENT ("Agreement"), dated this 11th day of March, 1996, is made by and between INGRAM MICRO, INC. ("Ingram"), a California corporation, with its principal place of business at 1600 E. St. Andrew Place, Santa Ana, California 92705 and PIRANHA INTERACTIVE PUBLISHING, INC., a Arizona corporation, with its principal place of business at 4802 E. Ray Road, Suite 23-245, Phoenix, Arizona 85044 ("Vendor").

                                    RECITALS:

WHEREAS, Ingram is engaged in the sale and distribution of microcomputer products; and

WHEREAS, Vendor is engaged in the manufacture, production and supply of microcomputer products, ("Merchandise"); and

WHEREAS, Ingram desires to purchase Merchandise from Vendor for sale and distribution to Ingram's resellers on a worldwide basis pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the terms and conditions set forth herein, the parties agree as follows:

1. Order Fulfillment. Vendor warrants its fulfillment of all Ingram's orders (so long as not rejected) promptly and completely. Vendor shall endeavor to make such fulfillment in accordance with its historic fulfillment of such orders. In no event shall an order filled in over twenty (20) days be prompt, nor shall an order with less than 80% fill be considered complete.

2. Delivery of Merchandise. Vendor shall deliver all Merchandise as designated in Ingram's Purchase Orders ("P.O.") unless Vendor rejects the P.O. within ten (10) days of P.O. date. Merchandise will be shipped regular/ground F.O.B. Ingram's warehouse unless otherwise indicated on such P.O. and pre-approved by Vendor. Vendor shall bear all shipping costs and risk of loss or damage to Merchandise in transit. Risk of loss to Merchandise will pass to Ingram upon receipt thereof; Ingram will maintain insurance coverage adequate to cover the normal cost of Merchandise.

[*]

4. Product Marking. Vendor shall clearly mark on the packaging of each unit of Product the Product's name and computer compatibility. Such packaging shall also bear a machine-readable bar code identifier scannable in standard ABCD format which identifies the Product and its serial number and fully complies with all conditions regarding standard product labeling set forth in Ingram Micro's Guide To Bar Code: The Product Label, as


[*] Confidential portion deleted and filed separately with the Securities and Exchange Commission.

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   amended from time to time. Ingram shall charge a one dollar ($1.00)
   chargeback to Vendor for each unit of Product not in compliance with this Product marking section.

5. Returns of Merchandise.

   a. Ingram may return any Merchandise, including Merchandise returned by Ingram customers, for credit against open invoices. Unsold Merchandise shall be inclusive of Merchandise returned by Ingram customers. Such returns shall be limited to once per month, and shall be made with advance notice to Vendor as to estimated arrival date. Upon advance notice of returns, Vendor shall provide Return Authorization within seven (7) days of notice. Ingram shall bear expense and risk of loss of return shipment. Vendor shall issue payment to Ingram for such returned Merchandise if no balance is then outstanding. Vendor shall pay regular/ground return shipping for detective and outdated merchandise. Ingram shall pay regular/ground shipping for stock balance/rotation returns.

   b. Upon Vendor notice of expiration of this Agreement to sell any Merchandise, Ingram shall use best efforts to return all affected Merchandise within one hundred eighty (180) days of such notice.

   c. Vendor shall issue an immediate credit for purchase price plus all regular/ground return freight charges for defective Merchandise, and Merchandise returned as defective by Ingram customers. Upon Vendor recall of Merchandise due to defects, revisions, or upgrades, Ingram shall provide reasonable assistance, at Vendor's expense, in such recall.

   d. Ingram's right to return Merchandise shall survive the term and termination of this Agreement. Should Ingram have a balance due upon reconciliation of the account for Merchandise returns, freight chargebacks, advertising credits, or other upon end of term or termination, Vendor shall issue payment therefor within thirty (30) days of such term or termination. Ingram shall use best efforts to return all unsold Merchandise within one hundred eighty (180) days of termination of the Agreement.

6. Sales and Selling Price. Ingram's selling prices to its resellers shall be at Ingram's sole discretion and control. Vendor shall have the right to change the list price of any Product upon giving thirty (30) days' prior written notice to Ingram. In the event that Vendor shall raise the list price of a Product, all orders for such Product placed prior to the effective date of the price increase shall be invoiced at the lower price.

7. Price Protection. In the event that Vendor reduces the price of any Product or offers the Product at a lower price, including raising the discount offered for U.S. based Distributors/Resellers, Vendor shall promptly credit Ingram for the difference between the invoice price charged to Ingram and the reduced price for each unit of Product held in inventory by Ingram on the date the reduced price is first offered. Vendor will also credit Ingram for the difference between the invoice price charged to Ingram and the reduced price for each unit of Product held in inventory by Ingram's customers on the date the reduced price is first offered by Vendor if Ingram's customers request a credit resulting from
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    Vendor's price reduction. Should any of Ingram's customer's request a price adjustment as outlined in this Section , Ingram shall provide for an independent third party audit of that customer's inventory upon Vendor's reasonable request and at Vendor's expense. Ingram will use commercially reasonable efforts to provide inventory reporting of its customer's inventory.

8. Records. Vendor shall furnish documentation with each shipment to and return of Merchandise from Ingram. Ingram shall keep accurate records of all Merchandise sales and returns, and monthly inventory reports shall accompany Ingram payment. Ingram shall reconcile its account with Vendor upon end of term or termination of the Agreement. Vendor shall respond to any Ingram request for reconciliation within thirty (30) days.

9. Term. The initial term of this Agreement shall be one (1) year. Thereafter, the Agreement shall automatically renew for additional one (1) year periods.

10. Termination. Either party may terminate the Agreement, with or without cause, with ninety (90) days advance written notice. At the end of term or termination of this Agreement, Ingram may return Merchandise in lieu of payment on account for one hundred eighty (180) days. At the end of the one hundred eighty (180) days, Ingram may keep Merchandise and pay Vendor therefor. Prices and payment schedule for such Merchandise shall be as mutually agreed at that time. If Vendor and Ingram are unable to agree upon such prices and payment schedule within ten (10) days following the expiration of said one hundred eighty (180) day period, Ingram will return all Merchandise for credit, or if there is a balance owed to Ingram, Vendor shall pay Ingram within thirty (30) days.

11. Payment. Vendor shall issue invoices concurrently with Product shipments to Ingram. [*] Ingram will provide weekly sales reports by its Electronic Bulletin Board.

12. Bulletin Board System (BBS). Ingram will provide weekly sales reports by its electronic BBS. The standard reports will include sales by zip code, state, product/quantity sold and the detailed Vendor Buying Report. Vendor shall allow Ingram a [*] percent ([*]%) functional discount off total invoice amount to offset the cost of Ingram's BBS.

13. Marketing/Advertising. Vendor and Ingram agree to conduct joint marketing and advertising for the Merchandise as mutually agreed by the parties in writing. Both parties agree to cooperate in the planning and funding of such advertising. Ingram's marketing and advertising costs incurred in accordance with such agreement shall be pre-approved by Ingram's buyer and prepaid by Vendor via check to Ingram. Vendor shall make no marketing, advertising, or promotional commitments to Reseller or other third parties which otherwise obligate Ingram without the written approval by Ingram in advance of the planned event.


[*] Confidential portion deleted and filed separately with the Securities and Exchange Commission.

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14.Warranties. The Merchandise is warranted only to the end-user as set forth in the license agreement contained in the Merchandise packaging. NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE MADE BY VENDOR WITH RESPECT TO THE MERCHANDISE. Ingram shall not extend any additional warranties to any resellers or end-users of the Merchandise. In no event will Vendor be liable for any lost profits or any other incidental or consequential damages, even if Vendor has been advised of the possibility of such damages.

15.Indemnity. Vendor shall defend, indemnify, and hold harmless Ingram from and against any claims, demands, liabilities, or expenses (including reasonably attorney's fees and costs) for any injury or damage, including, but not limited to, any personal or bodily injury or property damage, arising out of or resulting in any way from any defect in Merchandise. This duty to indemnify shall be in addition to Vendor's warranty obligations.

   Vendor shall defend, indemnify and hold Ingram harmless from and against all damages and costs incurred by Ingram due to claims of infringement of any patents, copyrights, trademarks, trade secrets, or other proprietary rights in the manufacture or marketing of Merchandise; provided that, Ingram promptly notifies Vendor of the infringement claim. Upon claim of infringement, Vendor may, at its expense and option, either procure the right to continue using any part of Merchandise, replace same with non infringing Merchandise, or modify Merchandise to make it non-infringing; should Vendor be unable or unwilling to replace, modify, or procure right to continued use of Merchandise within ninety (90) days of claim notification, Ingram may return Merchandise for a full credit or cash refund, at Ingram's option.

16.Competitive Price. Vendor agrees to offer its most competitive prices to Ingram. If Vendor offers a lower price, including, but not limited to, sales price, volume discount, dating, advertising, freight cost, or back haul allowance to any other U.S. based Distributor/Reseller, then Vendor will immediately offer that lower price to Ingram, and shall apply such lower price to all Ingram orders not yet shipped. In addition, Vendor will issue a credit to reflect the difference in price for all affected inventory in Ingram's or its resellers inventory on the date of the price decrease.

17.Notices. All notices or other communications made hereunder shall be in writing and sent by U.S. certified or registered first-class mail prepaid, and receipt thereof shall be deemed to be two (2) days from date postmarked.

18.Entire Agreement/Law. This Agreement contains all understandings and agreements between the parties and may not be modified or supplemented except in writing signed by both parties. The parties agree that the Agreement shall be governed by the law of the State of California, excepting that body of law concerning conflicts of law.
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The signer represents that he/she has read this Agreement, agrees, and is an authorized representative of their respective party.


INGRAM MICRO, INC.                  PIRANHA INTERACTIVE PUBLISHING, INC.

By: /s/ Sanat K. Dutta              By: /s/ Wade Stallings
____________________________        ___________________________

Name:  Sanat K. Dutta               Name:  Wade Stallings

Title:  Executive Vice President    Title:  Vice President

Date:  _____3/13/96_____________    Date:  _____3/13/96____________